Exhibit 99.1

American Energy Development Corp. Completes $12,500,000 Acquisition of UK-based Windsor Prospect, with Prospective Resources of Up to 615,000,000 Barrels of Oil

NEW YORK, March 16, 2012 - American Energy Development Corp. (AED) (OTCBB:AEDC) has acquired Reservoir Resources Limited in a transaction valued at $12,500,000.  AED will issue 12,500,000 shares of common stock for the purchase, and Reservoir Resources Limited will operate as a wholly owned subsidiary.

Reservoir Resources Limited owns the Windsor Prospect License located in the United Kingdom’s Weald Basin.  The prospect license has been reviewed and approved by the Department of Energy and Climate Control (DECC) with AED receiving assurance from DECC, that it has no intention of revoking the license or seeking any further changes of control of the license holder following its acquisition by AED.

The Windsor Prospect is located in geological formations and structures that extend and originate from the North Sea with its estimated 30 billion barrels of oil actively being developed by Exxon Mobil, Royal Dutch Shell, BP and the BG Group.

The Windsor Prospect is a 24,700 acre onshore exploration prospect in Windsor, UK. The acreage is in an oil producing area located among other producers, including BP, Petronas and Northern Petroleum, and is close to Europe’s largest onshore oil and gas field, the 500,000,000 barrel Wytch Farm oil field.

Seismic mapping of the prospect demonstrates a Northwest to Southeast trending closed anticline. Middle Jurassic oil shows and oil production are found throughout the Weald Basin from oil and gas like Humbly Grove, Stockbridge, Albury and Palmers Wood, and pointing to an active widespread petroleum system. An independent geological report indicates that the Windsor Prospect acreage could have an estimated prospective resource potential of up to 615,000,000 barrels of oil in place.

AED has begun the initial phase of outlining a development program for the project.  The anticipated commencement of the first well is scheduled for the second half of 2012. AED plans to use advanced, proven technology and proprietary techniques to drill a test well to a total depth of approximately 1,300 feet in order to verify the hydrocarbon potential of the play.

Herold Ribsskog, president of AED, commented: “The interpretation of our seismic data in conjunction with the sizeable acreage position indicate considerable reserves in the Windsor Prospect, which could lead to a substantial oil and gas revenue stream once successfully developed. We believe our capital investment in Windsor fits perfectly with AED’s overall strategy, to develop oil and gas projects in the U.S. as well as in politically friendly, secure nations, like the United Kingdom.”

To receive further information about American Energy Development Corp., contact (855) OIL-AEDC or email ir@aed-corp.com

About American Energy Development Corp.

American Energy Development Corp. is an independent US energy company, committed to creating American energy independence through the development of acreage in established oil and gas basins. Using the latest geological, geophysical, and environmental technology, the Company's goal is to locate, drill, and produce oil and gas in the United States and secure regions. American Energy Development's focus is on the development of Niagaran oil reefs in Michigan and the underexplored onshore basins in the United Kingdom.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations inside and outside the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" reserves, “prospective resources” and “prospective resource potential” among others. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and Form S-1, File No. 333-169014, available from us at American Energy Development Corp., 1230 Avenue of the Americas, 7th Floor, New York, NY 10020.

Company Contact:
American Energy Development Corp.
Joel Felix, Chief Financial Officer
Tel 646-756-2851
info@aed-corp.com

Investor Contact:
Justin Vaicek
Liolios Group, Inc.
Tel (855) OIL-AEDC (645-2332)
ir@aed-corp.com